UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

TREX COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14649	54-1910453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 12, 2007, Trex Company, Inc. (the “Company”) entered into amendments to the Company’s Credit Agreement, dated as of June 19, 2002, as amended, by and among TREX Company, LLC, the Company and Branch Banking and Trust Company (as previously amended, the “BB&T Agreement”). Among other changes, the amendments, which were effective as of December 31, 2006, increased the principal amount of the revolving credit commitment under the BB&T Agreement for the period from February 1, 2007 through June 30, 2007 from $70 million to $100 million. Thereafter, the revolving credit commitment will be reduced to $20 million. In addition, the amendments modified the financial covenants in the BB&T Agreement that require the Company not to permit (1) its ratio of total consolidated debt to consolidated EBITDA (as defined for purposes of the BB&T Agreement) for any four quarter-period to exceed specified levels or (2) its ratio of consolidated EBITDA to specified fixed charges for any four-quarter period to be less than specified levels. As amended:

•

the ratio of total consolidated debt to consolidated EBITDA may not exceed 4.3 to 1 for measurement periods evaluated from October 1, 2006 through December 31, 2006 or 6.2 to 1 for measurement periods evaluated from January 1, 2007 through March 31, 2007 (compared to ratios of 3.75 and 3.25 to 1, respectively, before the amendment); and

•

the ratio of consolidated EBITDA to fixed charges may not be less than 1.45 to 1 for the measurement period ended as of December 31, 2006 or 1.3 to 1 for the measurement period ending as of March 31, 2007 (compared to a ratio of 1.5 to 1 before the amendment).

The amendments also require the Company, on or before March 16, 2007, to secure its obligations under the BB&T Agreement and under its outstanding senior notes, which have a principal amount of $24 million, with a lien on the Company’s accounts and inventory. These obligations were unsecured before the amendments.

Also on February 12, 2007, in connection with the amendments to the BB&T Agreement, the Company entered into amendments to the Reimbursement and Credit Agreement, dated as of December 1, 2004, as amended (as previously amended, the “Reimbursement Agreement”), between the Company and JPMorgan Chase Bank, N.A. (the “Bank”). The Reimbursement Agreement obligates the Company to reimburse the Bank for amounts paid under a letter of credit issued in connection with variable rate demand environmental improvement revenue bonds issued in 2004 to finance certain costs related to the Company’s manufacturing plant in Olive, Mississippi. Among other changes, the amendments to the Reimbursement Agreement, which were effective as of December 31, 2006, conformed the financial covenants in that agreement to the amended financial covenants in the BB&T Agreement, as described above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03 in its entirety and made a part of this Item 2.03.

Subject to conditions of availability established under the BB&T Agreement, as amended, the Company may become obligated for up to $100 million principal amount of borrowings under the revolving credit facility established pursuant to the BB&T Agreement. The payment of all outstanding principal, interest and other amounts outstanding under the revolving credit facility may be declared immediately due and payable upon the occurrence of an event of default. The BB&T Agreement contains customary events of default, including failure of the Company to make payments when due, failure to comply with specific covenants, conditions or agreements, or specified events of bankruptcy. The BB&T Agreement also has a cross-default provision with other material debt of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: February 16, 2007	/s/ Paul D. Fletcher
Paul D. Fletcher Senior Vice President and Chief Financial Officer